UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	August 14, 2006

NAVTEQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21323	77-0170321
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

222 Merchandise Mart, Suite 900

Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

(312) 894-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

Denis M. Cohen, the Executive Vice President of NAVTEQ Corporation (the “Company”) has informed the Company that he will retire effective August 31, 2006.  On August 14, 2006, the Compensation Committee of the Board of Directors of the Company approved amendments to four different option agreements between the Company and Mr. Cohen.  Amendments to three of the option agreements extend the period by which Mr. Cohen has to exercise the options to purchase the Company’s common stock underlying such agreements vested as of August 31, 2006 from November 30, 2006 to August 31, 2007.  The amendment to the other option agreement extends the period by which Mr. Cohen has to exercise the option to purchase the Company’s common stock underlying such agreement vested as of August 31, 2006 from November 30, 2006 to August 6, 2009.  None of Mr. Cohen’s options will continue to vest after August 31, 2006.  Each of the aforementioned option agreements contains provisions that restrict Mr. Cohen’s ability to sell any shares received upon exercising such options during the four year period following the grant of each option.  As such and in further consideration of Mr. Cohen’s service to the Company, the Compensation Committee determined that it was appropriate to extend the period by which Mr. Cohen could exercise such options.   The amendments would result in an additional expense to the Company of approximately $60,000 based on the closing price of the Company’s common stock on August 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVTEQ CORPORATION

Date: August 15, 2006	By:	/s/ David B. Mullen
David B. Mullen
Executive Vice President and
Chief Financial Officer